UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: January 13, 2005
(Date of earliest event reported)

FIRST HEALTH GROUP CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-15846	36-3307583
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Highland Avenue
Downers Grove, IL 60515
(Address of principal executive offices, including zip code)

(630) 737-7900
(Registrant’s telephone number, including area code)

          Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On January 13, 2005, First Health Group Corp. (“First Health”) and Coventry Health Care, Inc. (“Coventry”) issued a press release announcing that First Health and Coventry have entered into a memorandum of understanding with plaintiff’s counsel in connection with a purported class action lawsuit filed on October 20, 2004 (as may be amended by a proposed amended complaint filed on January 7, 2005) against First Health, First Health’s board of directors and Coventry in the Circuit Court of Cook County, Illinois, as described in greater detail on page 101 of the proxy statement / prospectus, included as part of the Registration Statement on Form S-4, as amended and supplemented from time to time, filed with the SEC on December 23, 2004 (the “Proxy Statement”). The Proxy Statement was furnished to stockholders of First Health in connection with the solicitation of proxies by First Health’s board of directors for use at the special meeting of stockholders of First Health to be held on January 28, 2005 beginning at 8:00 a.m., local time, at First Health’s principal executive offices located at 3200 Highland Avenue, Downers Grove, Illinois 60515. A copy of the press release is attached hereto as Exhibit 99.1.

     Under the terms of the memorandum, First Health, Coventry and the plaintiff have agreed to settle the lawsuit subject to court approval. If the court approves the settlement contemplated in the memorandum, the lawsuit will be dismissed with prejudice. First Health denies all of the allegations in the lawsuit and believes that its disclosures are appropriate under the law. Nevertheless, pursuant to the terms of the memorandum First Health has agreed to supplement the Proxy Statement, which is hereby supplemented by the following information (all page references contained herein shall refer to those contained in the Proxy Statement):

Background of the Merger (pages 39-46)

     The members of the First Health transaction committee consist of James C. Smith, Ronald H. Galowich and William Mayer. Messrs. Smith and Galowich were selected to serve as members of the transaction committee of First Health’s board of directors in light of their familiarity with First Health’s business based on their management service at First Health. Mr. Mayer was selected to serve as a member of the transaction committee in light of his extensive experience in investment banking. For serving on the First Health transaction committee, Messrs. Galowich and Mayer received a fee of $1,000 per meeting, which is First Health’s standard fee for service on a committee. As a salaried First Health employee, Mr. Smith did not receive a fee for his service on the committee, consistent with First Health’s directors’ compensation policy. (page 40)

     The First Health transaction committee developed the process to solicit proposals for a possible acquisition of First Health in consultation with First Health’s management and financial advisor. Specifically, First Health’s management, with the assistance of First Health’s financial advisor, evaluated fourteen possible partners based on factors such as First Health’s needs for business scale, business compatibility, likely level of interest, ability to fund a possible transaction and strategic fit and presented eight possible partners, including Coventry, to the First Health transaction committee that were likely to meet the criteria. The First Health transaction committee assessed the risks and benefits associated with a broad market canvas of potential buyers, and concluded that the most effective means to maximize stockholder value would be to identify and approach only those prospective partners which were reasonably likely both to have a strong interest in a strategic combination with First Health and to be capable of completing such a transaction with minimal contingencies. As a result of this evaluation, the First Health transaction committee instructed First Health’s financial advisor to contact the eight potential partners considered by the committee. Of the eight selected, seven were strategic purchasers and one was a financial sponsor with a portfolio company in First Health’s industry sector. (page 40)

     During the first two weeks of August 2004 First Health’s financial advisor received unsolicited inquiries about a potential First Health sale process from several financial sponsors. First Health’s financial advisor reported these unsolicited inquiries to the First Health transaction committee. After careful consideration of many factors, including (i) the lack of synergies with financial sponsors not in the healthcare business, (ii) the difficulty in arranging financing for a leveraged buyout of First Health, and (iii) the delay required to educate financial sponsors inexperienced in the healthcare business served by First Health, the First Health transaction committee decided not to respond to these inquiries. None of these financial sponsors expressed further interest. (page 42)

     As of August 31, 2004, First Health had received the preliminary indications of interests described below. On July 28, 2004, First Health received preliminary non-binding indications of interest to acquire First Health from two strategic purchasers, which indicated (prior to and subject to the conduct of due diligence) respective possible offer ranges from $15-$16 per share, payable approximately 72% in the purchaser’s common stock and 28% cash, and $19-$20 per share, payable in 55% of the purchaser’s common stock and 45% cash, respectively. On August 18, 2004, First Health received a preliminary non-binding indication of interest to acquire First Health from a third strategic purchaser, which indicated (prior to and subject to the conduct of due diligence) a respective possible offer range from $15.50 to $17.50 per share, payable 100% in cash. The first two proposals were subsequently withdrawn, and the third proposal was not further pursued by the prospective purchaser. (pages 41 & 42)

     On October 4, 2004, Coventry sent a letter to First Health that described principal questions and issues related to the draft merger agreement previously distributed by First Health’s legal advisor, including questions regarding the nature of the merger consideration, breadth of the representations and warranties, conduct of the business of First Health pending the closing, First Health’s employee benefit plans and First Health’s ability to entertain subsequent offers or terminate the merger agreement. (page 43)

     On October 8, 2004, one of the three companies participating in the process advised First Health that it was still interested in evaluating a business combination with First Health but was not prepared to submit a definitive proposal by the October 8th deadline. In addition, this company could not identify a reasonable time thereafter by which it might submit a definitive proposal or provide assurance that it would in any event submit a definitive proposal. Nevertheless, First Health permitted this company to continue to access an online data room to facilitate its evaluation of a possible business combination until First Health and Coventry entered into the Merger Agreement. First Health terminated all parties access to the online data room on October 13, 2004, as required by the Merger Agreement. Following this action, First Health did not receive any further inquiry or indication of interest from this company. (page 44)

Interests of Certain Persons in the Merger – Options Tender Offer (pages 59-60) & The Merger Agreement – Possibility of Coventry Stockholder Approval (pages 73-75)

     As discussed in the Proxy Statement, the First Health board of directors considered it desirable that Coventry stockholder approval not be required to complete the merger. Coventry had advised First Health that under the rules of the New York Stock Exchange, Coventry stockholder approval would be required to complete the merger if, as of December 22, 2004, Coventry were required to assume options to purchase more than 4,403,167 shares of First Health common stock. The First Health board of directors viewed such a contingency as detrimental to First Health stockholders and sought with counsel to structure the treatment of options in the merger in a manner that would eliminate this contingency while maximizing stockholder value.

     As of December 22, 2004, option holders held 10,933,395 options to purchase First Health common stock. Of the 10,933,395 outstanding 5,702,179 options to purchase shares of First Health common stock had an exercise price that exceeded $18.75 (referred to herein as “out of the money options”), which in each case were granted pursuant to stockholder approved employment compensation agreements, the Amended and Restated First Health Group Corp. 2001 Directors’ Stock Option Plan or the First Health Group Corp. 2001 Stock Option Plan in which approximately 4,700 First Health employees are participants. Moreover, the tender of options with an exercise price of less than $18.75 (referred to herein as “in the money options”) was subject to uncertainty because holders of in the money options might elect to benefit from the tax advantages afforded by Coventry’s assumption of their options, rather than accept the current cash value of their options in the offer. It was thus determined that First Health would likely need to acquire and cancel both in the money options and a significant portion of the out of the money options to obtain the number of options sufficient to eliminate the contingency of a Coventry stockholder approval. In order to induce all holders of out of the money options to tender their options First Health proposed to offer holders of out of the money options $1.25 per out of the money option in the offer, and Coventry agreed. The agreement of the $1.25 per out of the money option price was negotiated after the merger consideration was determined. (pages 73-75)

     The following table summarizes the estimated amounts that will be payable to First Health’s directors upon completion of the option tender offer. (pages 59-60)

			Number of	Gross Payment
		Gross Payment	Options with an	for Options with
	Total Number of	for all Options in	Exercise Price in	an Exercise
	Options	Option Tender	Excess of	Price in Excess
Name of Beneficial Owner	Beneficially Owned*	Offer**	$18.75*	of $18.75**
James C. Smith Chairman of the Board	861,000	$5,543,910	112,000	$140,000
Edward L. Wristen President and Chief Executive Officer, Director	1,149,998	$4,817,166	800,000	$1,000,000
Michael J. Boskin, Ph.D. Director	212,000	$794,275	84,000	$105,000
Daniel S. Brunner Director	64,000	$116,320	48,000	$60,000
Raul Cesan Director	80,000	$136,320	64,000	$80,000
Ronald H. Galowich Director	180,000	$801,400	60,000	$75,000
Harold S. Handelsman Director	170,000	$795,400	56,000	$70,000
Don Logan Director	204,000	$851,025	80,000	$100,000
William Mayer Director	80,000	$136,320	64,000	$80,000
David E. Simon Director	156,000	$725,320	48,000	$60,000
Directors as a group (10 persons)	3,156,998	$14,717,456	1,416,000	$1,770,000

*	Numbers and amounts are based upon the number of options outstanding as of January 7, 2005.

**	Gross payment amounts are without regard to any applicable tax withholding.

Opinion of First Health’s Financial Advisor – (pages 51-57)

     As discussed in the Proxy Statement, First Health retained Citigroup Global Markets Inc. (“Citigroup”) to act as its exclusive financial advisor in connection with the merger. The First Health transaction committee selected Citigroup after evaluating the capabilities of several investment banks and negotiating the fees and other terms of engagement proposed by Citigroup. In addition to the factors disclosed in the Proxy Statement, the First Health transaction committee based its decision upon First Health’s past experience of working with Citigroup, which included the acquisition of CCN Managed Care, Inc., two divestitures and several other transactions that were either suspended or failed to culminate in an agreement, and Citigroup’s knowledge of the industry. Pursuant to the terms of Citigroup’s engagement letter, First Health paid Citigroup a fee of $3.0 million upon execution of the Merger Agreement and agreed to pay an additional fee of $3.25 million payable upon consummation of the merger. In addition, upon consummation of the merger, First Health agreed to pay Citigroup an “incentive fee” based upon the average implied value of the merger consideration for the 5 trading day period immediately prior to the consummation of the merger; assuming an average implied value of $18.70 per share, this additional fee would be equal to approximately $1.275 million, which may increase or decrease based upon the average implied value of the merger consideration for the 5 trading day period immediately prior to the consummation of the merger. First Health does not believe any material conflicts of interest existed or affected Citigroup’s financial advice; certain relationships and securities holdings of Citigroup are set forth in the Proxy Statement. (pages 51 & 57)

Comparison of Rights of Stockholders of Coventry and Stockholders of First Health (pages 149-155)

     Effective as of March 17, 2004 First Health’s board of directors rescinded First Health’s stockholder rights plan. First Health did not amend or alter any anti-takeover measures in order to authorize the Merger Agreement. (page 154)

Additional Information

     This communication is not a solicitation of a proxy from any security holder of First Health. Coventry and First Health filed the Proxy Statement in connection with the merger. The Proxy Statement contains a prospectus, a proxy statement and other documents for the stockholders’ meeting of First Health at which time the proposed transaction will be considered. The Proxy Statement contains important information about Coventry, First Health, the merger and related matters. Investors and stockholders should read the Proxy Statement and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. The Proxy Statement and all other documents filed with the SEC in connection with the merger are available free of charge at the SEC’s web site, www.sec.gov.

     First Health’s option tender offer is being made pursuant to an offer to purchase and related materials which are exhibits to the tender offer statement on Schedule TO filed by First Health with the Securities and Exchange Commission on November 15, 2004, as amended or supplemented from time to time. Option holders should read the offer to purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Option holders may obtain the offer to purchase and related materials free of charge at the SEC’s website at www.sec.gov. In addition, option holders may contact D.F. King & Co., Inc., information agent for the option tender offer, toll-free at 1-888-628-9011 with any questions about the offer or requests for copies of the offer to purchase and related materials free of charge.

     All documents filed with the SEC by Coventry in connection with the merger are available to investors free of charge by writing to: Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, Attn: Investor Relations. All documents filed with the SEC by First Health in connection with the merger and the option tender offer are available to investors free of charge by writing to: First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, Attn: Investor Relations.

     Coventry, First Health, their respective directors and executive officers may be deemed participants in the solicitation of proxies from First Health’s stockholders. Information concerning Coventry’s directors and certain executive officers and their direct and indirect interests in Coventry is contained in its proxy statement for its 2004 annual meeting of stockholders. Information concerning First Health’s directors and certain executive officers and their direct and indirect interests in First Health is contained in its proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the interests of these participants in the merger is available in the proxy statement regarding the merger. Investors can obtain free copies of these documents from the SEC’s website.

Item 9.01    Financial Statements and Exhibits.

Exhibit 99.1	Press Release issued by First Health and Coventry, dated January 13, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2005

FIRST HEALTH GROUP CORP.

	By:	/s/ Edward L. Wristen

		Name:	Edward L. Wristen
		Title:	President and Chief Executive Officer